EXHIBIT 11

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
SIX MONTHS ENDED JANUARY 29, 2000

                                                                       Per Share

                                          Net Income     Shares      Amount
                                          ----------     ------    ---------

        Basic Earnings Per Share:

        Income available to common
            shareholders                  $3,294,141    7,799,511     $.42
                                          ----------   ----------     ====


        Effect of Dilutive Securities:

        Warrants                                --         11,570

        Options                                 --        356,797
                                          ----------   ----------     ----


        Diluted Earnings Per Share        $3,294,141    8,167,878     $.40
                                          ==========   ==========     ====